FEE TABLE FOR

FORM S-8

Calculation of Filing Fee Tables

Form S-8

(Form Type)

American Cannabis Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, par value $0.00001per share	Rule 457(h)	41,000,000	(2)	$0.01	(3)	$410,000	0.0001102	$45.18
Total Offering Amounts							$410,000		$45.18
Total Fee Offsets									-
Net Fee Due									$45.18

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), this Registration Statement also covers an indeterminate number of additional shares of common stock of the Registrant, par value $0.00001 per share (Common Stock), that may be issued to adjust the number of shares issued pursuant to the American Cannabis Company, Inc. 2015 Incentive Plan (the 2015 Plan) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)	Represents 41,000,000 shares of Common Stock underlying consulting agreements granted under the 2015 Plan and not previously registered by the registrant.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrants Common Stock as reported on the OTC Markets on August 22, 2023, which date is within five business days prior to the filing of this Registration Statement.